Exhibit 16.1
June 6, 2022

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 6, 2022 of MVB Financial Corp. and Subsidiaries and are in agreement with the statements therein concerning Dixon Hughes Goodman LLP, BKD, LLP and FORVIS, LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ FORVIS, LLP (formerly, Dixon Hughes Goodman LLP)
Tampa, Florida